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                                   EXHIBIT 1.1

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December 10, 2004


Mr. Martin A. Thomson
President & CEO
Alpena Bancshares, Inc.
100 South Second
Avenue Alpena, MI 49707

Mr. Martin A. Thomson
President & CEO
Alpena Bancshares, MHC
100 South Second
Avenue Alpena, MI 49707


                                  CONFIDENTIAL
                                  ------------


        Re: PROPOSED SECOND STEP STOCK CONVERSION -- ADVISORY, ADMINISTRATIVE AND MARKETING SERVICES

Dear Mr. Thomson:

Ryan Beck & Co., Inc. ("RBCO") is pleased to submit this engagement letter setting forth the terms of the proposed engagement between RBCO and Alpena Bancshares, Inc. (the "Institution") and Alpena Bancshares, MHC (the "MHC") in connection with the proposed elimination of the MHC and sale of the portion of the common stock of the Institution currently held by the MHC (the "second step stock offering".)

1.      BACKGROUND ON RYAN BECK

Ryan Beck & Co., Inc. was organized in 1946 and is one of the nation's leading investment bankers for financial institutions. The firm is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc., Securities Industry Association and a member of the Securities Investor Protection Corporation. RBCO's Financial Institutions Group is one of the nation's largest such groups devoted solely to investment banking services for financial institutions.

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Mr. Martin A. Thomson
Page 2 of 10


2.      SECOND STEP STOCK OFFERING

The Institution is considering reorganization from partial to full public ownership, selling shares of common stock of the Institution held by the MHC the ("Common Stock") in a subscription offering with any remaining shares sold in a community offering and any syndicated community offering or underwritten public offering (collectively the "Offering".) The aggregate value of shares of Common Stock sold in the Offering will be calculated as the final independent appraisal times the majority ownership of the MHC. In connection therewith, the Institution's Board of Directors would adopt a reorganization and stock issuance plan (the "Plan"). RBCO proposes to act as financial advisor to the Institution with respect to the reorganization and the Offering and as selling agent with respect to the Offering. Specific terms of services shall be set forth in an agency agreement, in the case of the subscription and community offering and a syndicated community offering or, if appropriate, a public underwriting agreement (together, the "Definitive Agreement") between RBCO and the Institution. The Definitive Agreement will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability provisions, all to be mutually agreed upon by RBCO and the Institution (and its successors).

3.      SERVICES TO BE PROVIDED BY RYAN BECK

RBCO provides and helps coordinate advisory, administrative and marketing services in connection with thrift reorganizations and related stock offerings. Our existing team has worked together on numerous such transactions.

a. ADVISORY SERVICES - As your investment banker, RBCO will work with you and your counsel to evaluate financial, marketing and regulatory issues. Our working knowledge of the law and "lore" of bank regulators, securities regulators and NASD is essential. Our legal, accounting and regulatory background is equally important.

Our specific advisory responsibilities include:

        - Advise with respect to business planning issues in preparation for a public offering;
        - Advise with respect to the choice of charter and form of organization;
        - Review and advise with respect to the stock issuance plan (e.g. sizes of benefit plan purchases; max purchase limits for investors);
        - Advise with respect to which trading venue the shares should trade on;
        - Review and provide input with respect to the business plan to be prepared in connection with the Offering;
        - Discuss the appraisal process and analyze the appraisal with the Board of Directors;
        - Participate in drafting the offering document and any depositor and stockholder proxy materials, and assist in obtaining all requisite regulatory approvals;
        - Develop a marketing plan for the subscription and community offerings, considering various sales method options, including direct mail, advertising, community meetings and telephone solicitation;
        - Develop a depositor proxy solicitation plan, to include telephone calls and mailings;

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Mr. Martin A. Thomson
Page 3 of 10


        - RBCO does not offer data processing agent, printing, transfer agent or stockholder proxy solicitation functions. Costs of such services will be borne by the Institution and are subject to agreements signed by the Institution and each service provider. RBCO will work with the Institution to provide specifications and assistance in selecting these and any other professionals that will perform administrative functions in connection with the offering and the proxy solicitation process;
        - Develop a layout for the Stock Information Center (the "Center"), where stock order and proxy card processing occur;
        - Provide a list of equipment, staff and supplies needed for the Center;
        - Draft marketing materials including press releases, letters, order form, advertisement, Q&A brochure. If a community meeting or "road show" is anticipated, we will help draft the presentation - saving the you time and legal expense; and
        - Consulting with management, determine whether and when to conduct a syndicated community offering through assembling a group of selected broker/dealers (including RBCO) to sell stock remaining after the community offering, on a best-effort basis. Alternatively, consulting with management, choose to conduct a "stand-by" firm commitment public underwriting, including RBCO and other broker/dealers.

b. ADMINISTRATIVE SERVICES AND STOCK INFORMATION CENTER MANAGEMENT - RBCO manage all aspects of a thrift reorganization's stock offering and proxy solicitation. Successful stock sale and vote results require thorough planning and an enormous amount of attention to detail. Our efforts are meant to avoid mistakes, costly surprises and lost opportunities. We identify key logistics, define responsibilities and create timetables to help avoid confusion among the many members of the working group. An offering also requires accurate and timely record keeping and reporting. Furthermore, customers must be handled professionally and their questions must be answered accurately.

The Stock Information Center is the "command center" during a stock offering. RBCO staff's experience in managing many thrift minority stock offerings and full conversion offerings will help them minimize the burden on your management and staff. They will train and supervise the staff that you assign to the Center to help record stock orders, answer customer inquiries and participate in other activities of the Center.

Our administrative services include the following:

        - Provide experienced on-site RBCO registered representatives to manage and supervise the Center. All substantive stock offering and proxy vote matters and customer inquiries will be handled by RBCO;
        - Prepare procedures for processing proxies, stock orders and cash, and for handling requests for material;
        - Provide scripts and training for the telephone team who will solicit proxies and, if needed, help conduct a stock sales telemarketing effort;
        - Educate the Institution's directors, officers and employees about the reorganization and Offering, their roles and relevant securities laws;
        - Train branch managers and customer-contact employees on the proper response to stock purchase and proxy vote inquiries;

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Mr. Martin A. Thomson
Page 4 of 10


        - Coordinate functions with and between the data processing agent, printer, transfer agent, stock certificate printer and other professionals;
        - Design and implement procedures for handling IRA and Keogh orders;
        - Supervise Center staff in proxy card and order processing and in proxy solicitation calling efforts;
        - Prepare daily vote and sales reports for management, ensuring funds received balance to the reports;
        - Monitor the proxy vote response and, make any needed revisions to the calling/reminder mailing plan;
        - Manage the pro-ration process in the event of subscription and community offering oversubscription;
        - Coordinate with Nasdaq and DTC to ensure a smooth closing and stock trading; and
        -       Provide post-offering subscriber assistance.

c. SECURITIES MARKETING SERVICES - RBCO uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, assembling a selling group of broker-dealers for a syndicated community offering. The sales approach for your stock offering will be tailored to fit your specific situation, in order to best mange the offering and attract a stockholder base comprised largely of community-oriented individuals loyal to the Institution.

Our specific marketing services include:

        - If applicable, assist management in developing a list of potential investors who are viewed as priority prospects;
        - The RBCO registered representatives at the Center will seek to manage the sales function and, if applicable, will solicit orders from the eligible prospects described above;
        - Respond to questions related to information in the offering document and in any proxy materials, and answer investment-related questions;
        - If the sales plan calls for community meetings, participate in them. Community meetings can relieve customer anxiety and generate local publicity for the Offering;
        - Continually advise management on sales progress, market conditions and customer/community responsiveness to the Offering;
        - In case of a best-efforts syndicated community offering, manage the selling group. Alternatively, manage the underwriters participating in a "stand-by" firm commitment underwritten public offering. In either case, we will prepare broker "fact sheets" and arrange "road shows" for the purpose of stimulating interest in the stock and informing the brokerage community of the particulars of the Offering; and
        - Contact other market makers to maximize after-market support for the stock.

4.      COMPENSATION

For its services hereunder, the Institution will pay to RBCO a the following compensation:

        a. A reorganization and proxy vote advisory and administrative services fee of $25,000 in connection with certain services set forth in section 3.a. and 3.b. hereof. In view of the long preparation phase prior to commencement of the Offering, this fee shall be payable

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Mr. Martin A. Thomson
Page 5 of 10


                as follows: $12,500 upon executing this letter and $12,500 upon the initial filing of the offering document.

        b. A sales fee of one percent (1.00%) of the dollar amount of the Common Stock sold in the Offering, other than those shares sold pursuant to subparagraph c. below. No fee shall be payable pursuant to this subsection in connection with the sale of stock to officers, directors, employees or immediate family of such persons ("Insiders") and qualified and non-qualified employee benefit plans of the Institution or the Insiders. The $25,000 fee will be credited against the sales fee.

        c. For stock sold by a group of selected dealers (including RBCO) pursuant to a syndicated community offering solely managed by RBCO (the "Selling Group"), a fee equal to one percent (1.00%) of the aggregate dollar amount of Common Stock sold in the syndicated community offering. The fee payable to RBCO, along with the fee payable directly by the Institution to the other selected dealers shall not exceed six percent (6.00%) of the aggregate dollar amount of Common Stock so sold. Alternatively, for stock sold by "stand-by" underwriters (including RBCO) pursuant to a publicly underwritten offering, any "stand-by" fees will be paid separately by the Institution, and the underwriting discount will not exceed six percent (6.00%) of the aggregate dollar amount of Common Stock so sold. In either case, in consultation with RBCO, the Institution will determine which NASD member firms will participate and the extent of their participation. RBCO will not commence sales of the Common Stock through the Selling Group or underwriters without the prior approval of the Institution.

        d. If, pursuant to a resolicitation of subscribers undertaken by the Institution, RBCO is required to provide significant additional services, the parties shall mutually agree to the dollar amount of any additional compensation due.

The above compensation, less the amount of advance payments described in subparagraph a., is to be paid to RBCO at the closing of the Offering.

If, after adoption of the Plan, (i) the Plan is abandoned or terminated by the Institution; (ii) the Offering is not consummated by December 31, 2005; (iii) RBCO terminates this relationship because there has been a material adverse change in the financial condition or operations of the Institution since June 30, 2004; or (iv) immediately prior to commencement of the Offering, RBCO terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the offering document or other disclosure documents or market conditions exist which might render the sale of the Common Stock inadvisable; RBCO shall not be entitled to the compensation set forth above, but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below, shall be entitled to payment of $25,000 for its reorganization and proxy vote advisory services.

5.      MARKET MAKING

RBCO agrees to use its best efforts to maintain a market after the Offering and to solicit other broker-dealers to make a market in the Common Stock at the conclusion of the Offering.

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Mr. Martin A. Thomson
Page 6 of 10


6.      DOCUMENTS

The Institution and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Institution's applications to banking and securities regulators and any related exhibits thereto. In this regard, the Institution and its counsel will prepare an offering document and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Institution's financial advisor, RBCO will, in conjunction with its counsel, conduct an examination of the relevant documents and records of the Institution and will make such other reasonable investigations as deemed necessary and appropriate under the circumstances. The Institution agrees to make all documents, records and other information deemed necessary by RBCO, or its counsel, available to them upon reasonable notice. RBCO's counsel will prepare, subject to the approval of Institution's counsel, the Definitive Agreement. RBCO's counsel will be selected by RBCO, subject to the approval of the Institution.

7.      EXPENSES AND REIMBURSEMENT

The Institution will bear all of its expenses in connection with the reorganization and the Offering of Common Stock including, but not limited to: appraisal and business plan preparation; the Institution's attorney fees; NASD filing fees; "blue sky" legal fees and state filing fees; services of the data processing agent, transfer agent, financial and stock certificate printers, auditors and accountants; advertising; postage; "road show" and other syndicated community offering costs; and all costs of operating the Stock Information Center, including hiring temporary personnel, if necessary. In the event RBCO incurs such expenses on behalf of the Institution, the Institution shall reimburse RBCO for such reasonable fees and expenses regardless of whether the Reorganization is successfully completed. RBCO will not incur any single expense of more than $1,000, pursuant to this paragraph without the prior approval of the Institution.

The Institution also agrees to reimburse RBCO for its reasonable out-of-pocket expenses, including legal fees and expenses, incurred by RBCO in connection with the services contemplated hereunder. In the subscription and community offering, RBCO will not incur legal fees (including the out-of-pocket expenses of counsel) in excess of $40,000 without the approval of the Institution. RBCO will not incur reimbursable direct out-of-pocket expenses in excess of $25,000 without the consent of the Institution. The parties acknowledge, however, that such cap may be increased by the mutual consent of the Institution and RBCO, including in the event of a material delay in the Offering which would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of the offering document. In addition, in the event of a syndicated community offering, the Institution will reimburse all reasonable out-of-pocket expenses incurred in connection with that offering phase. In the event of a publicly underwritten offering, expense reimbursement terms will be documented in the underwriting agreement. Not later than two days before closing, RBCO will provide the Institution with a detailed accounting of all reimbursable expenses of RBCO and its counsel to be paid at closing.

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Mr. Martin A. Thomson
Page 7 of 10


8.      BLUE SKY

To the extent required by applicable state law, RBCO and the Institution must obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. The cost of such legal work and related state filing fees will be paid by the Institution to the law firm furnishing such legal work. The Institution will instruct the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including RBCO's participation therein and shall furnish RBCO a copy thereof, regarding which such counsel shall state RBCO may rely.

9.      AVAILABILITY OF "STARS" PROGRAM

As an additional service to the Institution, RBCO will make available for a period of 5 years following the completion of the Offering, advisory services through the RBCO Strategic Advisory Services ("STARS") program. The undersigned will serve as the senior relationship manager for this program. If the Institution elects to avail itself of the STARS program, RBCO will meet with the Institution at its request. RBCO also will provide opinions and recommendations, upon request, for the areas covered below:

        Valuation Analysis
        Merger and Acquisition Planning and Analysis
        Merger and Acquisition Trends
        Planning, Forecasting & Competitive Strategy
        Capital, Asset & Liability Structure & Management
        Stock Repurchase Programs
        Dividend Policy
        Dividend Reinvestment Programs
        Market Development and Sponsorship of Bank Securities
        Financial Disclosure
        Financial Relations
        Financial Reports
        Branch Sales and Purchases
        Stock Benefit Plan Analysis and Advisory
        Stockholder & Investor Relations Presentations & Programs
        Fairness Opinions
        Scanning of Potential Acquisition Candidates
            Based on Published Statement Information
                (This screening does not extend to any in-depth merger and acquisition analyses or studies, which are available under RBCO's normal fee schedule, and does not include retention of RBCO by the Institution for any specific merger/acquisition situation.)

If the Institution elects to utilize the STARS program RBCO will waive the regular retainer fee and hourly charges for this program for the first five years. The Institution also will reimburse RBCO's reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses shall include travel, legal and other

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Mr. Martin A. Thomson
Page 8 of 10


miscellaneous expenses. RBCO will not incur any single expense in excess of $1,000 pursuant to this paragraph without the prior approval of the Institution.

10.     INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Institution also agrees to defend, indemnify and hold harmless RBCO and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorney fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to RBCO's own bad faith, willful misconduct or gross negligence.

11.     CONFIDENTIALITY

To the extent consistent with legal requirements and except as otherwise set forth in the offering document, all information given to RBCO by the Institution, unless publicly available or otherwise available to RBCO without restriction to breach of any confidentiality agreement ("Confidential Information"), will be held by RBCO in confidence and will not be disclosed to anyone other than RBCO's agents without the Institution's prior approval or used for any purpose other than those referred to in this engagement letter. Upon the termination of its engagement, RBCO, at the request of the Institution, will promptly deliver to the Institution all materials specifically produced for it and will return to the Institution all Confidential Information provided to RBCO during the course of its engagement.

12.     NASD MATTERS

RBCO has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers ("NASD") in connection with the Offering. The Institution agrees to cooperate with RBCO and provide such information as may be necessary for RBCO to comply with all NASD requirements applicable to its participation in the Offering. RBCO is and will remain through completion of the Offering a member in a good standing of the NASD and will comply with all applicable NASD requirements.

13.     OBLIGATIONS

Except as set forth below, this engagement letter is merely a statement of intent. While RBCO and the Institution agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Offering, any legal obligations between RBCO and the Institution shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 7 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 10 regarding indemnification; (iv) those set forth in paragraph 11 regarding confidentiality; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

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Mr. Martin A. Thomson
Page 9 of 10


The obligation of RBCO to enter into the Definitive Agreement shall be subject to there being, in RBCO's opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Institution; (ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures;
(iii) no market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then-prevailing market conditions.

14.       INDEPENDENT CONTRACTOR; NO FIDUCIARY DUTY

The Institution acknowledges and agrees that it is a sophisticated business enterprise and that RBCO has been retained pursuant to this engagement letter to act as financial advisor to the Institution solely with respect to the matters set forth herein. In such capacity, RBCO will act as an independent contractor, and any duties of RBCO arising out of this engagement pursuant to this letter shall be contractual in nature and shall be owed solely to the Institution. Each party disclaims any intention to impose any fiduciary duty on the other.

15.      GOVERNING LAW

This engagement letter shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules. Any dispute here under shall be brought in a court in the State of New Jersey.

16.      WAIVER OF TRIAL BY JURY

BOTH RBCO AND THE INSTITUTION WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $12,500. We look forward to working with you.



RYAN BECK & CO., INC.



BY:     /s/ Michael A. Schechter
        ------------------------
        Michael A. Schechter
        Vice President

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Mr. Martin A. Thomson
Page 10 of 10


Accepted and Agreed to This 19TH Day of NOVEMBER, 2004



BY:     /s/ Martin A. Thomson
        ---------------------
        Martin A. Thomson
        President & Chief Executive Officer
        Alpena Bancshares, Inc.



BY:     /s/ Martin A. Thomson
        ---------------------
        Martin A. Thomson
        President & Chief Executive Officer
        Alpena Bancshares, MHC



Cc:  Eric Luse